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                                                                   EXHIBIT 10.38

                                                                    May 20, 2001

Greg Kostello
c/o MP3.com, Inc.
4790 Eastgate Mall
San Diego, CA  92121

Dear Greg:

                Reference is made to the Agreement and Plan of Merger, dated as of May 20, 2001, (the "Merger Agreement"), by and among Vivendi Universal, S.A. ("Parent"), Metronome Acquisition Sub Inc. and MP3.com, Inc. (the "Company"). Capitalized terms not defined herein have the meanings given to such terms in the Merger Agreement. Subject to the consummation of the transactions contemplated by the Merger Agreement, Parent and the Company each hereby agree to continue your employment with the Company following the Merger pursuant to the terms and conditions of this letter agreement ("Agreement") set forth below:

        1. The term of your employment under this Agreement will commence on the date on which the Effective Time occurs ("Effective Date") and end on the second anniversary of the Effective Date (the "Scheduled Term"), unless terminated earlier in accordance with this Agreement. For purposes of this Agreement, the "Term" refers to such two-year period or, in the event of your earlier termination of employment, such shorter period during which you are actually employed hereunder. During the Term, you will be employed as EVP Engineering and shall have the duties, responsibilities and authority as are customary and appropriate for such position. You will devote all of your working time to the business of the Company and shall not accept employment with, or provide services as a consultant or in any other capacity for, any person or entity other than the Company or Parent or their subsidiaries and affiliates.

        2. During the Term, you will receive an annual base salary ("Base Salary") of $242,000 for the first year of the Scheduled Term and $266,200 for the second year of the Scheduled Term, payable in accordance with the Company's regular payroll practices. During the Term, you will be eligible to receive an annual bonus as determined by the Company, based on performance criteria mutually agreed by you and the Company, in an amount that may range from 0% - 200% of your Target Bonus (as defined below), except as provided below. Your target annual bonus ("Target Bonus") shall be $215,000 for the first year of the Scheduled Term ("First Target Bonus") and $215,000 for the second year of the Scheduled Term (the "Second Target Bonus"). The actual amount of the bonus payable to you shall be determined by the Company in its sole discretion; provided, that in no event shall your actual bonus for the first year of the Scheduled Term be less than an amount equal to 50% of the First Target Bonus. During the Term, your bonus in respect of any 12-month period shall be determined as soon as practicable following the expiration of such period and shall be paid in cash promptly thereafter. During the Term, you shall be entitled to participate in the pension and welfare plans and programs, including, without limitation, 401(k) and health insurance plans, generally made available by the Company from time to time for its employees.

        3. Subject to the approval of the Compensation Committee of Parent, you will be granted at the Effective Time options to purchase 15,000 ordinary shares, nominal value (Euro)5.50 per share, of Parent (the "Parent Shares"), which shares shall be issued in the form of American depositary shares representing Parent Shares. The options shall be granted with an exercise price equal to the fair market value of the Parent Shares subject to the options on the date of grant and shall otherwise be subject to the terms and conditions of the Parent's stock option plan pursuant to which the options are granted.

        4. You shall be entitled to receive a retention bonus of $300,000 ("Retention Bonus"), payable in cash as set forth herein. 50% of the Retention Bonus shall be payable at the

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Effective Time. The remaining 50% of the Retention Bonus shall be payable in two equal installments, on each of the first and second anniversaries of the Effective Date, subject to your continued employment with the Company and your compliance with the terms of this Agreement.

        5. If, prior to the end of the Scheduled Term, the Company terminates your employment without Cause or you terminate your employment for Good Reason,
(a) you shall be entitled to receive a lump sum cash severance payment in an amount equal to the sum of (i) the portion of your Base Salary that would have been paid to you during the remainder of the Scheduled Term or, if greater, an amount equal to 25% of your Base Salary, plus (ii) if your termination of employment occurs during the first year of the Scheduled Term, an amount equal to the sum of your First Target Bonus and Second Target Bonus or, if your termination of employment occurs during the second year of the Scheduled Term, an amount equal to your Second Target Bonus plus (iii) an amount equal to any unpaid Retention Bonus as of the date of termination, (b) all of your options to purchase Parent Shares that you received pursuant to the Merger Agreement upon the rollover of your prior options to purchase shares of Company common stock shall be fully vested and immediately exercisable upon your date of termination and (c) the Company shall reimburse you for any required COBRA premiums in respect of continued health plan coverage during the first 12 months following your date of termination or until you obtain comparable employer-provided health plan coverage, if earlier. Except as provided herein, none of Parent, the Company or their subsidiaries and affiliates shall have any further obligations hereunder following any termination of your employment with the Company and its subsidiaries and affiliates.

                For purposes of this Agreement, "Cause" means: (i) your continued failure, following written notice from the Company, substantially to perform your duties (other than as a result of incapacity due to physical or mental illness), (ii) your gross negligence or willful misconduct in the course of your employment with the Company, (iii) your conviction of, or plea of nolo contendere to, a felony (or the equivalent thereof in a jurisdiction other than the United States), (iv) your material breach of any of the provisions of this Agreement, (v) your material breach of an employment policy of Parent or the Company, (vi) your misuse, misappropriation or embezzlement of funds or property belonging to Parent or the Company or any of their subsidiaries and affiliates or (vii) your use of alcohol or drugs that either interferes with the performance of your duties hereunder or compromises the integrity and reputation of the Company, Parent, their subsidiaries or affiliates, their employees or their products; provided, that following written notice from the Company under clause (i) above, you have five (5) days during which to cure such failure; provided, further, that you will be permitted only one such cure period during the Scheduled Term.

                For purposes of this Agreement, "Good Reason" means: (i) the Company has reduced your Base Salary or Target Bonus from the levels set forth in paragraph 2 or (ii) the Company has required you to relocate your principal place of employment to a location that is more than 30 miles from your principal place of employment as of the Effective Date or (iii) the Company has significantly reduced your title, duties or responsibilities from those contemplated by paragraph 1.

        6. Any reports, data, presentations, inventions, documents, computer models and ideas made or conceived by you in connection with or during the performance of services for the Company or Parent or their subsidiaries and affiliates and any proprietary rights relating thereto (including patents and trademarks and applications therefor) (collectively, "Inventions") shall be the property of the Company and Parent. You agree to assign, and do hereby assign, to the Company and Parent all right, title and interest of whatsoever kind and nature in and to all such Inventions, and you will execute, acknowledge, and deliver to the Company and Parent all such further papers as may be necessary to enable the Company and Parent to own, register, publish or protect such Inventions in any and all countries and to vest title to such Inventions in the Company, Parent or their nominees, and their successors or assigns. You shall render all such

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assistance as the Company and Parent may require in any proceeding or litigation involving such Inventions. You agree that the copyright and all other rights in and to all copyrightable work created by you under this Agreement shall belong completely and in all respects to Company and Parent and that you shall retain no rights in or to same. You further expressly agree that the aforementioned work will be considered and deemed as work made for hire for the benefit and exclusive ownership of Company and Parent to the fullest extent permitted by law. Notwithstanding the foregoing, any provision of this Agreement requiring you to assign your rights in any Invention does not apply to an Invention which fully qualifies under the provisions of Section 2870 of the California Labor Code. That Section provides that the requirement to assign "shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either (1) relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer;
or (2) result from any work performed by the employee for the employer." You agree to advise Parent and the Company promptly in writing of any Inventions that you believe fully qualify under Section 2870 of the California Labor Code.

        7. You acknowledge and agree that the information, observations and data obtained by you (whether in written form or orally) concerning the business or affairs of the Company, Parent or any of their subsidiaries and affiliates, including, without limitation, trade "know-how" secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, financial information, organizational and personnel matters, policies, procedures and other non-public matters (and those of third parties) in the course of your employment prior to or after the date of this Agreement ("Confidential Information") are the property of the Company, Parent or such subsidiaries and affiliates. In consideration of, and as a condition to continued access to, Confidential Information, and without prejudice to or limitation on any other confidentiality obligations imposed by agreement or by law, you hereby undertake to use and protect Confidential Information in accordance with any restrictions placed on its use or disclosure. Without limiting the foregoing, except as authorized by the Company or Parent or as required by law, you may not disclose or allow disclosure of any Confidential Information, or of any information derived therefrom, in whatever form, to any person unless such person is a director, officer, employee, attorney or agent of the Company or Parent and, in your reasonable good faith judgment, has a need to know the Confidential Information or information derived therefrom in furtherance of the business of the Company or Parent.

        8. You acknowledge that during your employment with the Company and its subsidiaries you have become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its predecessors and its subsidiaries and affiliates, and that during the Term you shall become familiar with trade secrets and other Confidential Information of Parent and its subsidiaries and affiliates, including the Company, and that your services have been and shall be of special, unique and extraordinary value to Parent, the Company and their subsidiaries and affiliates. You understand that the Company and Parent shall be entitled to protect and preserve the going concern value of the Company to the extent permitted by law and that the Company and Parent would not have entered into the Merger Agreement without your agreement to the covenants contained in this paragraph 8 and in paragraph 9 of this Agreement. Therefore, you agree that during the period beginning on the Effective Date and ending on the expiration of the Scheduled Term, you shall not, directly or indirectly, own any interest in, manage, control, actively participate in, consult with, render services for, or in any manner engage, anywhere in the world, (i) in any business that competes with the Company or its subsidiaries and affiliates, provided that for this purpose the term "affiliate" shall not include (a) Parent, (b) any subsidiary of Parent (other than the Company and its subsidiaries) or (c) any entity not described in the preceding clause (b) that would be treated as an affiliate of the Company solely because it is an affiliate of Parent or any entity described in the preceding clause (b), or (ii) with respect to activities or businesses in which Parent and its subsidiaries are engaged and in which you engage, participate or otherwise perform services in

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connection with the course of your employment following the Effective Date, in any business that competes with Parent and its subsidiaries and affiliates in respect of such activities or businesses. Nothing herein shall prohibit you from holding less than a 1% equity or voting interest in any publicly traded company, so long as you have no active participation in the business of such corporation. For purposes of this paragraph 8, "active participation" includes, without limitation, acting directly or indirectly as an officer, director, proprietor, employee, partner, investor, lender, consultant, advisor, agent or representative.

        9. You agree that during the period beginning on the Effective Date and ending on the one-year anniversary of the date of termination of your employment, you shall not, directly or indirectly (i) induce any employee of the Company or its subsidiaries and affiliates to leave the employ of the Company, or (ii) recommend to any other person that such other person employ or solicit for employment any such employee or (iii) hire any such employee.

        10. You acknowledge that a violation on your part of any of the covenants contained in paragraphs 8 or 9 of this Agreement would cause immeasurable and irreparable damage to the Company and Parent in an amount that would be material but not readily ascertainable, and that any remedy at law would be inadequate. Accordingly, you agree that the Company and Parent shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. You agree that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of paragraphs 8 or 9 of this Agreement is void or constitutes an unreasonable restriction against you, the provisions of such paragraph 8 or 9 shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to remain in force and effect for the greatest period and to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.

        11. You shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding) which relates to events occurring during your employment with the Company, Parent, their subsidiaries and affiliates, and their predecessors. This provision shall survive any termination of this Agreement.

        12. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

        13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. Any dispute, controversy or claim arising out of, in connection with or relating to the severance benefits to be provided under paragraph 5, shall be referred to and finally resolved by arbitration in San Diego, California pursuant to the Federal Arbitration Act, 9 U.S.C. Sections 1 et seq. Unless otherwise mutually agreed, the arbitration shall be conducted before the American Arbitration Association according to its Employment Dispute Resolution Rules. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and any party to the arbitration may, if elected by such party, institute proceedings in any court having jurisdiction for the specific performance of any such award. The arbitrators shall apply New York law in accordance with the first sentence of this paragraph 13.

        14. Except as provided below, this Agreement contains the entire understanding of you, the Company and Parent with respect to your continued employment by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between you or the Company or Parent with respect to the subject matter herein other than those expressly set forth herein. This Agreement shall not supersede any other agreement, written or oral, pertaining to the matters covered herein, except to the extent of any inconsistency between this

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Agreement and any prior agreement, in which case this Agreement shall prevail.
This Agreement may not be altered, modified, or amended except by written instrument signed by you and the Company. The failure of a party to insist upon strict adherence to term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. In the event that any one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

        15. This Agreement is personal to you and without the prior written consent of the Company and Parent shall not be assignable by you otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement may be assigned by the Company or Parent to any of their subsidiaries or affiliates and shall inure to the benefit of and be binding upon the Company, its successors and assigns.

        16. This Agreement is conditioned upon the consummation of the and Merger and shall be void ab initio if the Merger does not occur, and of no force and effect upon the occurrence of the termination of the Merger Agreement prior to the consummation of the Merger.

        17. Any notice provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail or equivalent, if available, postage prepaid, or by fax (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such fax was sent), to the Company or Parent at their principal executive offices or to you at your last known address in the records of the Company, or to such other address as you or the Company or Parent shall hereafter specify by notice to the others.

        18. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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                If you are in agreement with the foregoing, please acknowledge your acceptance by signing below.



                                         MP3.COM, INC.

                                         /s/ PAUL L. H. OUYANG
                                         ---------------------------------------
                                   Name: Paul L. H. Ouyang
                                   Title: Chief Financial Officer

                                         VIVENDI UNIVERSAL, S.A.

                                         /s/ JEAN-MARIE MESSIER
                                         ---------------------------------------
                                   Name: Jean-Marie Messier
                                   Title: Chairman and CEO

Agreed and Accepted:

/s/ GREG KOSTELLO
-----------------------------
Name: Greg Kostello